Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF WILLSCOT MOBILE MINI HOLDINGS CORP.
WillScot Mobile Mini Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY, as of July 26, 2024, as follows.
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby as amended as follows:
The Preamble thereto shall be deleted in its entirety.
Article 1 thereof shall read in its entirety as follows:
“The name of the corporation is WillScot Holdings Corporation (the “Corporation”).”
SECOND: The aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
THIRD: This Certificate of Amendment shall be effective at 12:01 am. Eastern Time on July 29, 2024.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.

By:	/s/ Hezron Timothy Lopez
Hezron T. Lopez Executive Vice President, Chief Legal & Compliance Officer & ESG